Exhibit 99.1

May 27, 2015

Contacts

Financial/Investors:	Media:
Christopher J. Carey, 310.888.6777	Cary Walker, 213.673.7615
Chris.Carey@cnb.com	Cary.Walker@cnb.com

Linda Mueller, 213.673.7619
Linda.Mueller@cnb.com

City National Corporation Shareholders Approve Merger
With Royal Bank of Canada at Special Meeting

Management continues to expect the merger to close
 in the fourth calendar quarter of 2015

LOS ANGELES — City National Corporation (NYSE: CYN), the parent company of wholly owned City National Bank, today announced that City National shareholders have voted in favor of the proposal to adopt the merger agreement with Royal Bank of Canada (“RBC”) at a special meeting of stockholders held May 27, 2015, in Los Angeles.

On January 22, 2015, City National and RBC announced they had entered into a merger agreement under which RBC will acquire City National.  The merger is subject to customary closing conditions, one of which was approval by City National’s shareholders.  Both companies also must obtain regulatory approvals.

At the special meeting today, 40.6 million shares were voted in favor of the merger agreement.  That represents 99.6 percent of shares voting and 73.1 percent of all City National shares outstanding.

“Today’s vote reflects what an outstanding opportunity this merger is for City National’s clients, colleagues, communities and shareholders,” said City National Chairman and CEO Russell Goldsmith.  “RBC’s strong commitment to City National is itself a reflection of six decades of dedicated colleague service and the confidence of so many loyal clients.  Joining RBC, one of the world’s finest and strongest financial services companies, will enhance City National’s value proposition and capabilities, maintain and expand its outstanding team of colleagues, and enable City National to better serve its communities and clients on The way up®.”

At the time it was announced, the merger represented a value of approximately $93.80 per share of City National common stock, based on RBC’s common share closing price of $62.16 on the New York Stock Exchange on January 21, 2015.  That represented a premium of approximately 22 percent to City National’s 15-day volume-weighted average share price ending January 21.

City National and RBC continue to expect the merger to close in the fourth calendar quarter of 2015.

ABOUT CITY NATIONAL

City National Corporation has $32.7 billion in assets.  The company’s wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta.  City National and its investment affiliates manage or administer $62.0 billion in client investment assets, including $48.4 billion under direct management.

For more information about City National, visit the company’s Website at cnb.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication may be deemed to be forward-looking statements under certain securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. These forward-looking statements include, but are not limited to, statements about the expected effects of the acquisition of City National Corporation by Royal Bank of Canada, the expected timing of the acquisition and other statements other than in relation to historical facts. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could”, or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, many of which are outside the control of Royal Bank of Canada and City National Corporation. Forward-looking statements speak only as of the date they are made and, except as required by law, neither party assumes an obligation to update the forward-looking statements contained in this communication. Any annualized, pro forma, projected and estimated numbers in this communication are used for illustrative purposes only, are not forecasts and may not reflect actual results. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the strength of the economy and competitive factors in the areas where Royal Bank of Canada and City National

Corporation do business; the impact of changes in the laws and regulations regulating financial services and enforcement thereof; the effects of competition in the markets in which Royal Bank of Canada and City National Corporation operate; judicial or regulatory judgments and legal proceedings; Royal Bank of Canada’s ability to complete the acquisition and integration of City National Corporation successfully; and other factors that may affect future results of Royal Bank of Canada and City National Corporation including timely development and introduction of new products and services, Royal Bank of Canada’s ability to cross-sell more products to customers and technological changes.

We caution that the foregoing list of important factors is not exhaustive. Additional information about these and other factors can be found in Royal Bank of Canada’s 2014 Annual Report on Form 40-F and City National Corporation’s 2014 Annual Report on Form 10-K, each filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website (http://www.sec.gov). Royal Bank of Canada’s material general economic assumptions underlying certain of the forward-looking statements in this press release are set out in its 2014 Annual Report under the heading “Overview and Outlook — Economic and market review outlook” and for each business segment under the heading “Outlook and priorities”.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction, Royal Bank of Canada has filed with the SEC a Registration Statement on Form F-4 that includes a Proxy Statement of City National Corporation and a Prospectus of Royal Bank of Canada, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF CITY NATIONAL CORPORATION ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT / PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain a free copy of the Registration Statement on Form F-4, the definitive Proxy Statement / Prospectus, as well as other filings containing information about Royal Bank of Canada and City National Corporation, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Prospectus, the Registration Statement on Form F-4, and the Definitive Proxy Statement, and the filings with the SEC that are incorporated by reference in the Prospectus, the Registration Statement on Form F-4 and the Definitive Proxy Statement can also be obtained, without charge, by directing a request to Royal Bank of Canada, 200 Bay Street, 4th Floor, North Tower, Toronto, ON, M5J 2W7, Attention: Investor Relations, 416-955-7802 or to City National Corporation, Investor Relations, 555 South Flower Street, 9th Floor, Los Angeles, CA 90071, 213-673-7615.

# # #